UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DAM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	31-1041835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

52-66 Iowa Avenue, Paterson, NJ 07503
(Address of Principal Executive Offices and Zip Code)

DAM Holdings, Inc. 2009 Consultant Stock Compensation Plan
(Full title of the plan)

Mark S. Klein, President
DAM Holdings, Inc.
52-66 Iowa Avenue, Paterson, NJ 07503
(973) 279-3261
(Name and address and telephone number of agent for service)

With copies to:
Charles A. Koenig
Attorney-At-Law
326 South High St, Suite 300
Columbus, Ohio 43215
(614) 241-5902
(Name and address and telephone number)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.00015 par value	1,000,000 Shares (1)	$0.16 Per Share	$160,000	$11.41

(1)	Issuable pursuant to the 2009 Consultant Stock Compensation Plan of DAM Holdings, Inc..
(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on December 11, 2009.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the 2009 Consultants Stock Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Mark S. Klein, President
DAM Holdings, Inc.
52-66 Iowa Avenue, Paterson, NJ 07503
(973) 279-3261

PART II

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(1)   The Company’s Annual Report on Form 10-KSB, for the year ended December 31, 2008;

(2)   All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual Report for the year ended December 31, 2008 with the Securities and Exchange Commission;

(3)   The description of the Company’s Common Stock which is contained in the Company’s Information Statement on Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.  Therefore, a description of the Common Stock required by Item 202 of Regulation S-K is not required.

Item 5.  Interests of Named Experts and Counsel.

No named expert or counsel was hired on a contingent basis, will receive a substantial direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Item 6.  Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by Nevada Statutes: Section 78.7502 of the Nevada Revised Statutes (the "NRS") and the Articles and bylaws of the Company.

The Company’s Articles of Incorporation and by-laws include an indemnification provision under which the Company agreed to indemnify all directors and officers to the fullest extent permitted by the laws of the State of Nevada.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Number	Exhibit Description Of Document
4.1	Articles of Incorporation as amended (incorporated herein by reference to Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005)
4.2	By-Laws (incorporated herein by reference to Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005)
5.1 *	Opinion of counsel re: legality of securities being registered
10.1 *	2009 Consultants Stock Compensation Plan dated December 11, 2009
23.1 *	Consent of Gruber & Company, LLC
23.2 *	Consent of Counsel (included in Exhibit 5.1)
* - Filed herewith

Item 9.  Undertakings.

The Company hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

(1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)   The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, DAM Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paterson, State of New Jersey, on December 11, 2009.

DAM Holdings, Inc.

By: /s/ MARK S. KLEIN
Mark S. Klein, President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MARK S. KLEIN
Mark S. Klein	President and	December 11, 2009
(Principal Executive Officer and Principal Financial Officer)	Director

INDEX TO EXHIBITS

NUMBER	EXHIBIT DESCRIPTION OF DOCUMENTS

4.1	Articles of Incorporation as amended (incorporated herein by reference to Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005)

4.2	By-Laws (incorporated herein by reference to Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005)

5.1 *	Opinion of counsel re: legality of securities being registered

10.1 *	2009 Consultants Stock Compensation Plan dated December 11, 2009

23.1 *	Consent of Gruber & Company, LLC

23.2 *	Consent of Counsel (included in Exhibit 5.1)

* - Filed herewith